As filed with the Securities and Exchange Commission on August 29, 2005
Registration No. 333-110346

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1 to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cadence Design Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0148231 (I.R.S. Employer Identification Number)
2655 Seely Avenue, Building 5
San Jose, California 95134
(408) 943-1234
(Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)
R.L. Smith McKeithen, Esq.
Senior Vice President, General Counsel and Secretary
Cadence Design Systems, Inc.
2655 Seely Avenue, Building 5
San Jose, California 95134
(408) 943-1234
(Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copies to:
Gregory J. Conklin, Esq.
Gibson, Dunn & Crutcher LLP
One Montgomery Street, 31st Floor
San Francisco, California 94104
(415) 393-8200

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

DEREGISTRATION OF SECURITIES
The purpose of this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 (Registration No. 333-110346) (the “Registration Statement”) of Cadence Design Systems, Inc., a Delaware corporation (“Cadence” or the “Company”) is to deregister all Zero Coupon Zero Yield Senior Convertible Notes due 2023 (“Notes”) issued by Cadence on August 15, 2003 and August 27, 2003, and all shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Cadence issuable upon conversion of the Notes, and not sold pursuant to the Registration Statement prior to the date this Amendment is filed. The Registration Statement was filed pursuant to a Registration Rights Agreement, dated August 15, 2003 (the “Registration Rights Agreement”), by and between Cadence, on the one hand, and J.P. Morgan Securities Inc. and SG Cowen Securities Corporation as initial purchasers, on the other hand. Pursuant to the Registration Rights Agreement, Cadence agreed to use reasonable efforts to keep the Registration Statement effective with respect to the Notes and the Common Stock issuable upon conversion of the Notes until the earlier of: the last date of the holding period applicable to sales of securities under Rule 144(k); the date as of which all securities have been transferred under Rule 144; or the date as of which all securities registrable thereunder have been sold pursuant to the Registration Statement. As of August 27, 2005, the last date of the holding period applicable to sales of securities under Rule 144(k) expired, and therefore Cadence is filing this Amendment to deregister all Notes and shares of Common Stock issuable upon conversion of the Notes and not sold pursuant to the Registration Statement prior to the date this Amendment is filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, state of California, on August 29, 2005.

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ R.L. Smith McKeithen
R.L. Smith McKeithen
Sr. Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature		Title	Date

/s/ Michael J. Fister Michael J. Fister		President, Chief Executive Officer and Director (Principal Executive Officer)	August 29, 2005
* William Porter		Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 29, 2005
* Donald L. Lucas		Chairman of the Board of Directors	August 29, 2005
* Dr. Alberto Sangiovanni-Vincentelli		Director	August 29, 2005
* George M. Scalise		Director	August 29, 2005
* Dr. John B. Shoven		Director	August 29, 2005
* Roger S. Siboni		Director	August 29, 2005
Lip-Bu Tan		Director
* By:	/s/ R.L. Smith McKeithen R.L. Smith McKeithen Attorney-In-Fact		August 29, 2005